EXHIBIT 99.1

26 May 2021

HSBC EXITS US MASS MARKET RETAIL BANKING
STRATEGICALLY REPOSITIONS US RETAIL BUSINESS TOWARDS
INTERNATIONAL BANKING AND WEALTH MANAGEMENT

*** Transactions agreed with Citizens Bank and Cathay Bank, pending regulatory approval ***
*** HSBC will continue investing in US international wholesale banking franchise ***

HSBC Holdings plc (‘HSBC’) today announces that it will exit its US domestic mass market retail banking business through several transactions, pending regulatory approval. They include:

•Exiting 90 branches out of a current branch network of 148 branches
•HBUS will retain a small network of physical locations in existing markets which will be repurposed into 20-25 international wealth centres
•Remaining branches, between 35-40, will be wound down
•Exiting all Personal, Advance and certain Premier banking customers (those with balances below US$75k)
•Exiting all retail business banking customers (small businesses with turnover of US$5m and under)

As a result, HSBC Bank USA, N.A. (‘HBUS’) will reposition its US Wealth and Personal Banking business to focus on the banking and wealth management needs of globally connected affluent and high net worth clients. HBUS will exit its domestic mass market retail banking business and retail business banking (collectively the ‘Business’) through a number of divestitures, and wind-down of the residual branch network. HBUS has entered into sale agreements, subject to regulatory approval, with Citizens Bank and Cathay Bank for certain parts of the Business.

Noel Quinn, Group Chief Executive of HSBC, said:

“We are pleased to announce the sale of the domestic mass market of our US retail banking business. They are good businesses, but we lacked the scale to compete. Our continued presence in the US is key to our international network and an important contributor to our growth plans. This next chapter of HSBC’s presence in the US will see the team focus on our competitive strengths, connecting our global wholesale and wealth management clients to other markets around the world.”

Highlights from transactions:

•Citizens Bank has entered into an agreement to purchase the East Coast domestic mass market and retail business banking businesses as well as the online bank portfolio, including 80 branches and approximately 800,000 customer relationships with c. US$9.2bn in deposits and US$2.2bn of outstanding loans as at 31 March 2021.
•Cathay Bank has entered into an agreement to purchase the West Coast domestic mass market and retail business banking businesses, including 10 branches and approximately 50,000 customer relationships with US$1.0bn in deposits and US$ 0.8bn of outstanding loans as at 31 March 2021.
•HBUS will retain a small network of physical locations in existing markets which will be repurposed into 20-25 international wealth centres to serve our core international customer base of c.300k affluent and high net worth customers (out of a historical base of c.1.4m). We will wind down the residual branches, between 35-40, not subject to sale or repurposing.

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Michael Roberts, CEO, US and Americas, said:

“Today’s announcement is an important step towards becoming a more focused, simpler and sustainably profitable organisation. A strong, internationally connected US business is an important part of HSBC’s value proposition, and we are excited to be focusing the US business in areas of competitive strength. At the same time, I am very pleased that we were able to execute this strategic repositioning at pace. It was also important for us to find buyers who would be a good fit for our customers and employees.”

HSBC announced earlier this year that it was exploring strategic options with respect to its US retail franchise, including organic and inorganic options to improve the profitability of its US retail business. The announced transactions are expected to close by the first quarter of 2022, subject to regulatory approvals. We expect US$0.1bn of pre-tax costs to be incurred in connection with these transactions after which HSBC does not expect to generate a significant gain or loss. The risk weighted assets (on a PRA basis) associated with the announced transactions were c.US$1.8bn at 31 March 2021 and no material impact is expected on the Group’s CET1 ratio.

The Business is part of our US Wealth and Personal Banking (‘US WPB’) operations. US WPB had reported net operating income for 2020 of US$1.0bn. At 31 March 2021, US WPB had loans and advances to customers of US$23.8bn, customer accounts of US$47.8bn and risk weighted assets of US$15.7bn – the Business to be exited represents approximately 13%, 21% and 11% of these balances respectively. The balances remaining as continuing US WPB operations represent Premier, Jade and Private Banking customers. Further analysis of the results of our US WPB business are provided in the HSBC Holdings plc Data pack 1Q 2021.

For more details, please visit www.about.us.hsbc.com/movingforward

Media enquiries to:
Heidi Ashley        +44 (0) 7920 254057    heidi.ashley@hsbc.com
Rob Sherman        +1 646 939 6998        robert.a.sherman@us.hsbc.com

Investor enquiries to:
Richard O’Connor    +44 (0) 7909 873681    richard.j.oconnor@hsbc.com

Notes to editors:

1. HSBC USA
HSBC Bank USA, National Association (HSBC Bank USA, N.A.) serves customers through retail banking and wealth management, commercial banking, private banking and global banking and markets segments. It operates bank branches in: California; Washington, D.C.; Florida; Maryland; New Jersey; New York; Pennsylvania; Virginia; and Washington. HSBC Bank USA, N.A. is the principal subsidiary of HSBC USA Inc., a wholly-owned subsidiary of HSBC North America Holdings Inc. In the United States, deposit products are offered by HSBC Bank USA, N.A., Member FDIC, investment and brokerage services are provided through HSBC Securities (USA) Inc., (Member NYSE/FINRA/SIPC) and insurance products are provided through HSBC Insurance Agency (USA) Inc.

2. HSBC Holdings plc
HSBC Holdings plc, the parent company of HSBC, is headquartered in London. HSBC serves customers worldwide from offices in 64 countries and territories in its geographical regions: Europe, Asia, North America, Latin America, and Middle East and North Africa. With assets of US$2,959bn at 31 March 2021, HSBC is one of the world’s largest banking and financial services organisations.

3. A formal US Securities and Exchange Commission filing under Form 8-K will be made available on the HSBC investor relations website at www.about.us.hsbc.com/investor-relations/hsbc-usa

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